As filed with the Securities and Exchange Commission on August 15, 2012

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

Registration Statement

Under

The Securities Act of 1933

ESCALADE, INCORPORATED

(Exact name of registrant as specified in its charter)

Indiana	13-2739290
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

817 Maxwell Avenue, Evansville, Indiana	47711
(Address of Principal Executive Offices)	(Zip Code)

ESCALADE, INCORPORATED 2007 INCENTIVE PLAN

(Full title of the plan)

Deborah J. Meinert	Copy To:	Richard G. Schmalzl Esq.
Escalade, Incorporated		Graydon Head & Ritchey LLP
817 Maxwell Avenue		1900 Fifth Third Center
Evansville, Indiana 47711		511 Walnut Street
Cincinnati, Ohio 45202

(Name and address of agent for service)

(812) 467-1251 (phone)	(513) 629-2828 (phone)
(812) 467-1303 (fax)	(513) 333-4326 (fax)
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if	Smaller reporting company ☒
a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)

Common Stock, no par value	1,500,000 shares	$5.45	$8,175,000	$936.86

(1)	Plus such additional number of shares as may be available for purchase pursuant to the Plan in the event of a stock dividend, stock split, recapitalization or similar change on the Common Stock.
(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rules 457(c) and (h), based upon the average of the high and low prices of Escalade common stock as reported on the NASDAQ Global Market on August 13, 2012.

Escalade, Incorporated (the "Registrant") is filing this Registration Statement on Form S-8 in order to register an additional 1,500,000 shares of its common stock, no par value, relating to the Registrant's 2007 Incentive Plan, as amended (the "Plan"). The Registrant previously registered 1,000,000 shares of its common stock eligible for issuance under the original Plan on its Form S-8 Registration Statement No. 333-142756 (the “Prior Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on May 9, 2007. The Registrant incorporates herein by reference the contents of such prior Form S-8.

Part I	Employee Information Required in the Section 10(a) Prospectus.

The documents containing the information specified in this Part I will be sent or given to eligible Plan participants as specified by Rule 428(b)(1). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement, including the Prior Registration Statement and documents specified in Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

Part II	Information Required in the Registration Statement.

Item 3.	Incorporation of Documents by Reference.

The Registrant incorporates by reference the documents listed below, which the Registrant has already filed with the Commission, and any documents the Registrant files with the Commission in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information in such future filings deemed not to have been filed), after the date of the filing of this Registration Statement until the Registrant issues all the securities registered hereunder. The SEC file number for the documents incorporated by reference in this Registration Statement is 000-06966. The Registrant has previously filed the following documents with the SEC and is incorporating them by reference into this Registration Statement:

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(a)         The Registrant's latest annual report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Securities and Exchange Commission on March 5, 2012 filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Registrant's latest fiscal year for which statements have been filed.

(b)         The Registrant’s quarterly reports on Form 10-Q for the periods ended March 24, 2012 and July 14, 2012.

(c)         The Registrant’s current reports on Form 8-K filed with the Commission on February 8, 2012, March 5, 2012, May 1, 2012, May 7, 2012, and June 22, 2012, as amended on June 27, 2012.

(d)         The Registrant’s proxy statement on Schedule 14A dated March 23, 2012 and filed with the Commission on March 23, 2012.

(e)         All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Registrant's documents referred to in the above paragraphs.

(f)         The description of the Registrant's common stock contained in a registration statement filed under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

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Item 6.	Indemnification of Directors and Officers.

Indiana Code Section 23-1-37-8 provides that a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in a proceeding if: (i) the individual’s conduct was in good faith; and (ii) the individual reasonably believed that in the case of conduct in the individual’s official capacity with the corporation, that the individual’s conduct was in its best interest and in all other cases, that the individual’s conduct was at least not opposed to its best interests; and (iii) in the case of a criminal proceeding, the individual either had reasonable cause to believe the individual’s conduct was lawful or had no reasonable cause to believe the individual’s conduct was unlawful. This Code Section also provides that the termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this Section. Indiana Code Section 23-1-37-7 defines a “proceeding” as any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal. A corporation may not indemnify a director under Indiana Code Section 23-1-37-8 unless a determination has been made that the director has met the standard of conduct of that Section. This determination must be made by any one of the following procedures: (i) by the board of directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding; (ii) if a quorum can not be obtained, then by a majority vote of a committee designated by the board of directors consisting solely of two or more directors not at the time parties to the proceeding; (iii) by special legal counsel selected pursuant to the procedures detailed in (i) and (ii) or if neither of these procedures are available then by a majority vote of the full board of directors; (iv) by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

Indiana Code Section 23-1-37-9 requires a corporation, unless prohibited by its articles of incorporation, to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. In addition, a corporation may pay for or reimburse reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if: (i) the director furnishes the corporation with a written affirmation of the director’s good faith belief that the director has met the standard of conduct described in Indiana Code Section 23-1-37-8; (ii) the director furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that the director did not meet the standard of conduct; and (iii) a determination is made that the facts then known would not preclude indemnification.

Furthermore, Indiana Code Section 23-1-37-11 provides that unless a corporation’s articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. A court may order indemnification if it determines (i) the director is entitled to mandatory indemnification under Indiana Code Section 23-1-37-9, or (ii) the director is fairly and reasonably entitled to indemnification in view of all relevant circumstances, whether or not the standards of conduct set forth in Indiana Code Section 23-1-37-8 are met.

Indiana Code Section 23-1-37-13 provides that unless a corporation’s articles of incorporation provide otherwise, an officer of the corporation is entitled to mandatory indemnification under Indiana Code Section 23-1-37-9 and is entitled to apply for court ordered indemnification under Indiana Code Section 23-1-37-11, in each case to the same extent as a director. Also, this Section provides that a corporation may indemnify and advance expenses under the Indiana Code to the same extent as to a director and may indemnify and advance expenses to an officer, employee, or agent, to the extent, consistent with public policy, that may be provided by the corporation’s articles of incorporation, bylaws, action of its board of directors or contract.

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Indiana Code Section 23-1-37-15 provides that the indemnification and advance for expenses under these Indiana Code Sections does not exclude any other rights to indemnification and advance for expenses that a person may have under a corporation’s articles of incorporation or bylaws, a resolution of the board of directors or of the shareholders, or any authorization of a majority of the shareholders. Also, this Section provides that its does not limit a corporation’s power to pay or reimburse expenses incurred by a director, officer, employee or agent in connection with the person’s appearance as a witness in a proceeding at a time when the person has not been made a named defendant or respondent to the proceeding.

Article III, Section 17 of the by-laws of the registrant provides as follows:

(a)         Indemnification Pursuant to Statute. The Corporation shall indemnify its directors, officers, trustees, employees and agents (and the heirs, executors or administrators of such person) against any liability, potential or actual, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of or related to such person’s position as a director, officer, employee, employee benefit plan administrator or fiduciary, or agent of the corporation or of another corporation, and against any expenses incurred in defending against any such liability to no less than the full extent as required or permitted by Section 23-1-37 of the Indiana General Corporation Act or any successor thereto as in effect at the time indemnification is requested or required (the “Indemnification Statute”), as determined by any persons or entities authorized under the Indemnification Statute of this Section 17 to make a determination whether indemnification is proper.

(b)         Insurance. The Corporation, at its expense may purchase and maintain insurance or similar protection (including without limitation a trust fund, letter of credit or self-insurance) to protect itself and any such director, officer, trustee, employee or agent of the Corporation or another corporation, partnership, joint venture, trust, or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the law of the State of Indiana.

(c)         Indemnification Not Exclusive. The indemnification authorized by this Section 17 shall not be exclusive of, and shall be in addition to, any rights of indemnification now existing or hereafter granted to any person under any statute, provision of the Articles of Incorporation, By-Laws, agreement, vote or other action of the Corporation’s stockholders or disinterested directors or otherwise.

(d)         Maximum Indemnification. It is the intention of this Section 17 to give the persons covered hereunder the maximum indemnification permitted under the law of the State of Indiana as it exists at the time any such person seeks indemnification hereunder.

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Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit	Description of Exhibit
4.1	Escalade, Incorporated 2007 Incentive Plan (the “Plan”), incorporated by reference herein from Annex 1 to the Registrant’s 2012 Definitive Proxy Statement*
4.2	Amendment No. 1 to the Plan, incorporated by reference herein from Annex 2 to the Registrant’s 2012 Definitive Proxy Statement*
5.1	Opinion of Graydon Head & Ritchey LLP**
23.1	Consent of Graydon Head & Ritchey LLP (included in opinion)**
23.2	Consent of BKD LLP**
23.3	Consent of FALK GmbH & Co KG**
24.1	Power of Attorney (included on signature page of this Registration Statement).**

*	Incorporated by reference.
**	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

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(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that (A) paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and (B) paragraphs (a)(1)(i), (a)(1)(ii), (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)              The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)              Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such information is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will govern the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on this 15th day of August, 2012.

ESCALADE, INCORPORATED

BY:	/ s / Deborah J. Meinert
Deborah J. Meinert, Vice President and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert J. Keller and Deborah J. Meinert, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and execute on behalf of the undersigned any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with any such amendments, as fully to all intents and purposes as he might or could do in person, and does hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

August 15, 2012	/ s / Robert E. Griffin
Robert E. Griffin, Chairman of the Board and Director

August 15, 2012	/ s / Richard F. Baalmann, Jr.
Richard F. Baalmann, Jr., Director

August 15, 2012	/ s / Patrick E. Griffin
Patrick E. Griffin, Director

August 15, 2012	/ s / George Savitsky
George Savitsky, Director

August 15, 2012	/ s / Richard D. White
Richard D. White, Director

August 15, 2012	/ s / Edward E. Williams
Edward E. Williams, Director

August 15, 2012	/ s / Robert J. Keller
Director and Chief Executive Officer (Principal Executive Officer)

August 15, 2012	/ s / Deborah J. Meinert
Deborah J. Meinert, Chief Financial Officer (Principal Financial and Accounting Officer)

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INDEX TO EXHIBITS

Exhibits	Description of Exhibit	Page

4.1	Escalade, Incorporated 2007 Incentive Plan (the “Plan”), incorporated by reference herein from Annex 1 to the Registrant’s 2012 Definitive Proxy Statement	*
4.2	Amendment No. 1 to the Plan, incorporated by reference herein from Annex 2 to the Registrant’s 2012 Definitive Proxy Statement	*
5.1	Opinion of Graydon Head & Ritchey LLP	10
23.1	Consent of Graydon Head & Ritchey LLP (included in opinion)	10
23.2	Consent of BKD LLP	11
23.3	Consent of FALK GmbH & Co KG	12
24.1	Power of Attorney (included on signature page of this Registration Statement)	8

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